EXHIBIT 10.1

CONSULTATION AGREEMENT, NON-COMPETE AND GENERAL RELEASE

THIS CONSULTATION AGREEMENT, NON-COMPETE AND GENERAL RELEASE (“Agreement”) is made as of August 31, 2012, by and between HOME PROPERTIES, L.P., a New York limited partnership, with its principal place of business at 850 Clinton Square, Rochester, New York 14604 (the “Employer”), and Scott Doyle, with a residence address at 11 Bay Colony Drive, Pittsford, New York 14534 (the “Employee”).

W I T N E S S E T H :

WHEREAS, the parties have mutually decided that Employee’s employment with Employer will terminate as of a date certain and the parties have voluntarily reached a full and final resolution of all matters arising from, or related to, Employee’s employment and agree to enter into this Agreement to provide the terms of such decision;

NOW, THEREFORE, in consideration of the covenants undertaken in this Agreement, including the releases contained herein, the parties agree as follows:

1.                                      Separation.  The parties agree that Employee’s term of employment with Employer ended effective August 31, 2012.

2.                                            Payments.  In consideration of Employee’s agreement regarding Consultation and Cooperation in paragraph 4, the Employee’s agreement regarding Non-Competition, Non-Solicitation and Confidentiality in paragraph 6(a) to (c) and the Employee’s Release in paragraph 10(a) below, Employer hereby agrees to provide Employee with the following:

a.                                      Employer hereby agrees to provide Employee with a twelve (12) month salary continuation of base salary only, commencing on September 1, 2012 and ending on August 31, 2013. Any payments made under this Paragraph 2(a) will be made in equal semi-monthly installments based on the Employee’s most recent pay rate. Standard employee deductions will continue to be deducted from your wages.

b.                                      The parties agree that Employee’s coverage under Employer’s group dental and/or health insurance plan or the most similar replacement plan shall extend for a period of twelve (12) months ending on August 31, 2013 on the same terms and conditions as Home Properties’ employees in Employee’s current job category.  Employer will pay standard employer premium costs and employee deductions will continue to be withheld for coverage during such twelve (12) month period.  Thereafter, Employee shall be given the right to continue medical and/or dental benefits in accordance with applicable law.

c.                                       Employee shall receive a payment equal to a pro rata portion (8/12ths) of any 2012 bonus that would have been payable February 2013 had Employee been employed through the date of such payment. Payment will be made to employee in February 2013 at the same time that the actual 2012 bonus is paid to Bonus Plan participants. Employee’s individual goals under the Bonus Plan will be paid at the Target level.

d.                                      Restricted stock issued under the 2008 Plan terminates on the Effective Date.  Restricted stock issued under the 2011 Plan vests on the Effective Date.

e.                                       Stock options issued to Employee under the 2008 Stock Benefit Plan that are unvested and have been held for at least 1 year vest on the Effective Date and must be exercised within 1 year of the Effective Date.

f.                                        Stock options issued to Employee under the 2011 Stock Benefit Plan that are unvested vest on the Effective Date and must be exercised within 1 year of the Effective Date or until their expiration date if earlier than the Effective Date.

g.                                       The service based restricted stock granted in 2012 vests on the Effective Date.  The performance based restricted stock units (RSUs) granted in 2012 will vest on the Effective Date at the greater of (1) target, or (2) pro-rated as described in Section 3(ii) of the Master Agreement relating to that grant.

h.                                      Amounts deferred by the Employee pursuant to the Employer’s Deferred Bonus Plans shall be paid out to the Employee (in the form of Common Stock) as provided in those Plans.

3.                                      Consultation and Cooperation.  Employee agrees, upon request by Employer, that Employee will consult with Employer and provide assistance on a limited basis and at his convenience for a period of one (1) year ending on August 31, 2013.  In addition, Employee will cooperate fully with the Employer in the winding up of any matters related to the business of the Employer for which Employee’s involvement is reasonably required. Employee agrees to cooperate with Employer regarding any pending or subsequently filed litigation, claims or other disputed items involving Employer that relate to matters within the knowledge or responsibility of Employee during his employment.  Without limiting the foregoing, Employee agrees (a) to meet with Employer’s representatives, its counsel or other designees, at mutually convenient times and places, with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (c) to provide Employer with notice of contact by any adverse party or an attorney or representative of any adverse party.  Except as may be required by law, Employee further agrees that he shall not take any affirmative act to initiate contact with, or otherwise offer any form of assistance to, including, but not limited to, the furnishing of documents, statements or any other form of information, to any plaintiff or plaintiff’s representative in any litigation involving Employer, and each of its past and present officers, agents, shareholders, employees, directors, and any affiliated companies of Employer.

4.                                      Confidentiality.  Except as may be otherwise required by law and except as necessary to enforce a parties’ rights under this agreement, the parties agree to keep confidential and not disclose the facts and circumstances underlying this Agreement, or its terms and conditions, to anyone other than their respective immediate family members, tax advisors and legal counsel, as applicable, without the prior written consent of the other, and further agree to instruct such immediate family members, tax advisors and legal counsel not to disclose such information to anyone.

5.                                      Non-Disparagement.  Employee hereby agrees that he shall not make any disparaging remarks about Employer and/or its directors, officers and employees.  Employer hereby agrees that it shall not, and agrees to cause its directors, officers and employees not to make any disparaging remarks about Employee.  Disparagement shall in no event include statements of sworn testimony provided pursuant to or in connection with legal or regulatory matters.

6.                                      Agreement Regarding Confidential Information, Non-Competition And Non-Solicitation.

a.                                      Non-Competition.  In consideration for the payments provided for in this Agreement, for a period of one (1) year following the Effective Date of this Agreement, Employee will not, directly or indirectly, (a) perform work or render services of the same or similar nature to those which Employee performed during the last 12 months of Employee’s employment with the Employer, to or for any person or entity engaged in the business of the rental of property which is competitive with the business of the Employer (hereinafter, a “Restricted Party”), or (b) be employed (whether as an employee, agent, consultant, independent contractor, owner, shareholder of more than 5% of the outstanding shares, partner, representative, or in any other capacity) in the same or a similar capacity or position with a Restricted Party to the position(s) which Employee held during his final 12 months of employment with the Employer if such work or services are to be provided, or such employment occurs, within any of Restricted Area — which, except as provided below, is defined as any state in which the Employer has business operations.  Employee agrees that the restrictions set forth above do not prevent him from earning a reasonable living and is not an unfair restriction on his ability to find suitable employment should he so desire.  Employer agrees that the restrictions set forth above do not apply to any real property owned by the Employee on the Effective Date in Upstate New York and that the Restricted Area shall not include New York State, except for Nassau and Suffolk counties.

b.                                      Non-Solicitation of Employees.  For a period of one (1) year following the Effective Date of this Agreement, Employee will not (directly or indirectly) communicate with any Employee of the Employer, with whom he has had contact or about whom he has had access to Confidential Information within the final 12 months of Employee’s employment, to entice, induce or encourage (or seek to encourage)  him or her to leave the Employer’s employ or to engage in any conduct or activity that would, if it were performed by Employee, violate any provision of this Agreement.  This provision restricts Employees ability to provide information to any third party for the express or implied purpose of having that third party contact any of the Employer’s employees in violation of the terms of this Section.

c.                                       Non-Disclosure of Confidential Information.

(i)                                     During Employee’s employment, Employee had access to the Employer’s Confidential Information, which is defined as all information relating to the business of the Employer, the Employer’s customers (including all information related to a customer’s business with the Employer) and the Employer’s finances.  Employee understands that Confidential Information includes, but is not limited to, the Employer’s marketing plans, product plans, business strategies, financial information, sales information, purchasing information, forecasts, personnel information, information regarding a customer’s business with the Employer (including without limitation, customer preferences) and any customer lists.  Employee further understands that all versions of documents (whether in electronic or paper form) that contain Confidential Information are covered by this Agreement, regardless of whether those documents are created by Employee or by any other person.

(ii).                               Employee understands that Confidential Information is critical to the Employer’s success, and that disclosure or use of Confidential Information for any reason other than the business purposes of the Employer will be detrimental to the Employer and its success.  Therefore, Employee agrees that he will keep all Confidential Information strictly confidential and will not use any of it for his own purposes or for any purpose other than the business purposes of the Employer.  Employee also agrees never to disclose any of the Employer’s Confidential Information to any other person.    At all times, Employee will keep and hold all Confidential Information in the strictest confidence and trust unless and until such Confidential Information becomes public through no improper actions of Employee or the improper actions of any other person.

(iii).                            Employee will deliver to the Employer all documents and materials of any nature (whether in electronic or paper form) pertaining to the Employer’s business, along with any Employer property (including without limitation any computers, cell phones, PDAs, jump drives, zip drives, hard drives, keys, key cards, vehicles, and computer programs), that are in Employee’s possession or control.  Employee agrees not to delete from any Employer-owned computer any information pertaining to the Employer’s business.  Employee also agrees that he will not take with him after his employment ends any:  (i) Employer documents or materials (or copies thereof) containing any Confidential Information; or (ii) any Employer property.  Finally, Employee agrees to permanently and completely delete any and all Confidential Information from any non-Employer owned computer that he owns or that is in his possession or control, and will do so at his sole expense.

7.                                      References.  In response to any inquiry regarding Employee’s employment with Employer, such references will be limited to confirmation of Employee’s salary, dates of employment and last position held, in accordance with Employer’s policy.

8.                                      RELEASE BY THE EMPLOYEE.

a.              As additional consideration for the benefits listed herein, the Employee releases and discharges the Employer, its officers, agents, employees, subsidiaries, and successors, from all claims of any kind, which the Employee, or the Employee’s agents, executors, heirs, or assigns ever had or now have, whether known or unknown, up to and including the date this Agreement is signed. This release includes, but is not limited to, the following: any action or cause of action asserted or which could have been asserted under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, all federal, state and/or local statutes related to discrimination, harassment, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family Medical Leave Act; claims for wrongful discharge, unjust dismissal, or constructive discharge; claims for breach of any alleged oral, written or implied contract of employment; claims for salary or severance payments not provided by this Agreement; claims for benefits; claims for attorneys fees; and any other claims under any federal, state or local statute, law, rule or regulation. Employee understands that this Agreement does not constitute an admission by Employer of any: (i) liability; (ii) violation of any federal, state, or local law, regulation, order, or other requirement of law; (iii) breach of contract, actual or implied; (iv) commission of any tort; or (v) other civil wrong.

b.              Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended and the Older Workers Benefit Protection Act (“OWBPA”).   Although Employee is releasing any and all claims that Employee may have under the OWBPA and ADEA, he understands that he may challenge the knowing and voluntary nature of the release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency charged with the enforcement of employment laws.  Employee understands, however, that if Employee pursues a claim against Employer under the OWBPA or the ADEA to challenge the validity of this release and prevails on the merits of an ADEA claim, the court has the discretion to determine whether Employer is entitled to restitution, recoupment, or set off against a monetary award obtained by him in a court proceeding.  Employee also recognizes that Employer may be entitled to recover costs and attorneys’ fees incurred by Employer as specifically authorized under applicable law.

c.               This Agreement is not intended to and does not limit the Employee’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency charged with the enforcement of employment laws.  However, if Employee files such a charge, Employee agrees that Employee has waived all rights to any money, damages, attorneys’ fees, costs, right to sue or other relief or remedy in any such charge.  This Agreement is not intended to release any claim that is not releasable pursuant to any federal, state or local law or regulation.

d.              IN EXECUTING THIS AGREEMENT, THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER SIGNING THIS AGREEMENT AND THE RELEASE CONTAINED HEREIN.

e.               THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE CONCERNING THIS AGREEMENT AND RELEASE.

f.                THE EMPLOYEE HAS CAREFULLY AND FULLY UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT AND RELEASE, AND IS ENTERING INTO THIS AGREEMENT AND RELEASE VOLUNTARILY.

g.               THE EMPLOYEE ACKNOWLEDGES THAT THE CONSIDERATION THE EMPLOYEE IS RECEIVING IN EXCHANGE FOR EXECUTING THIS AGREEMENT AND RELEASE IS GREATER THAN THAT WHICH EMPLOYEE WOULD BE ENTITLED TO IN THE ABSENCE OF THIS AGREEMENT AND RELEASE.

h.              THE EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  THE EMPLOYEE ACKNOWLEDGES THAT THIS DOCUMENT SETS FORTH THE ENTIRE AGREEMENT BETWEEN THE EMPLOYEE AND THE EMPLOYER AND THAT IT MAY NOT BE CHANGED ORALLY.

i.                  THE EMPLOYEE UNDERSTANDS THAT THE EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF SIGNING IT, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN DAY PERIOD HAS EXPIRED. THE PARTIES ACKNOWLEDGE THAT SUCH REVOCATION MUST BE IN WRITING ADDRESSED TO AND RECEIVED BY LISA CRITCHLEY, SVP OF HUMAN RESOURCES, HOME PROPERTIES, L.P. 850 CLINTON SQUARE, ROCHESTER, NEW YORK 14604.  If the Employee revokes this Agreement, the Employee will not receive the monies and benefits described above.

9.                                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflicts of law provisions thereof. The parties hereto consent to jurisdiction and venue in the courts located in Monroe County, New York.

10.                               Effective Date: If the Employee does not revoke this Agreement in the time frame specified in paragraph 8(i), the Agreement shall be effective at 12:00 p.m. on the 8th day after it is signed (“Effective Date”).

11.                               Successors.  This Agreement shall be binding upon and shall inure to the benefit of all parties hereto, and their respective heirs, assigns, administrators, executors, and legal representatives, related and affiliated entities, and successors and assigns, as the case may be.

12.                               Severability.  If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  This Agreement as may be amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible.

13.                               Headings.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.                               Attorney’s Fees.  In the event that any controversy arises under this Agreement which results in litigation or arbitration, the parties agree that the non-prevailing party shall reimburse the prevailing party for all costs of such litigation or arbitration, including, but not limited to, reasonable attorneys’ fees.

15.                               Entire Agreement.  This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements, and cannot be modified in nor any of its conditions waived, except by a writing signed by the parties hereto.  No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by the party, which are not set forth expressly in this Agreement.

16.                               Counterparts; Facsimile Signatures.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile copy of any party’s signature to this Agreement shall be binding upon that party and shall be deemed an original for all purposes.

17.                               Independent and Sufficient Consideration/Voluntary Agreement:  Employee acknowledges and agrees that the consideration to be provided to him under this Agreement constitutes good, sufficient and independent Consideration for all aspects of this Agreement, including, without limitation, the release and the non-compete provisions as well as any other term and/or condition contained in this Agreement.  Employee further acknowledges and agrees that he has entered into this Agreement voluntarily and knowingly after having had the opportunity to consult with counsel of his choice.

18.                               Non-Admission of Liability.  The Employer and the Employee agree that: (a) neither this Agreement nor compliance with its terms shall be construed as an admission by the Employer of a violation of any statutory, contractual, quasi-contractual, common law or other right of the Employee; and (b) neither this Agreement nor the fact of its delivery to the Employee shall be admissible in any proceeding as evidence of unlawful or improper conduct by the Employer.  The Employer expressly disclaims any liability to the Employee arising out of the Employee’s employment, separation of employment and otherwise.

19.                               Relief for Breach.  The Parties agree that if either Party at any time asserts that any of the terms of this Agreement have been violated, that Party shall have the right to seek specific performance of such term or terms, appropriate injunctive relief to prevent a breach of the term or terms, and any other necessary and proper relief, including monetary damages, from any court of competent jurisdiction, and that the prevailing Party shall be entitled to recover its reasonable costs (including discovery costs) and attorney’s fees.

20.                               Modification and Waiver.  This Agreement shall not be changed, modified, terminated, canceled or amended except by a written instrument signed by each Party hereto.  The failure to exercise or a delay in exercising, any right, remedy or power under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof.

21.                               Employee has read the foregoing Agreement, and he understands and acknowledges the significance and consequence of it and executes it voluntarily with full understanding of its consequences.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

HOME PROPERTIES, L.P.
By:	Home Properties, Inc., general partner

By:	/s/ Ann M. McCormick
Name: Ann M. McCormick
Title: Executive Vice President

/s/ Scott Doyle
EMPLOYEE
Name: Scott Doyle
Title: SVP, Strategic Property Management